EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-281573 on Form S-3ASR and Registration Statement Nos. 333-273790 and 333-248470, on Form S-8 of our reports dated May 20, 2026 relating to the consolidated financial statements of Flex Ltd. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Flex Ltd. for the year ended March 31, 2026.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
May 20, 2026